Exhibit 99.1

REPUBLIC CONTACTS

Media Inquiries: Investor Inquiries:	Will Flower Tod Holmes Ed Lang	(954) 769-6392 (954) 769-2387 (954) 769-3591

Republic Services Announces
Revised Earnings Guidance for 2003

FORT LAUDERDALE, Fla., August 29, 2003 – Republic Services, Inc. (NYSE:RSG) today revised its earnings guidance for 2003 and reaffirmed its guidance for the Company’s 2003 free cash flow.

During the third quarter, the Company will record an additional accrual for self-insurance of $14.9 million, net of tax effect, (or approximately $0.09 per share) related to existing claims. This increase in self-insurance expense is attributable to various changes in estimates as a result of continued negative trends through the Company’s current policy year, based on recent actual claims experience, expected claims development and medical cost inflation.

The Company also is reducing its 2003 earnings guidance by approximately $0.05 per share. In addition to expected higher self-insurance expenses for future claims, this reduced guidance is due to higher disposal costs related to above average rainfall in the eastern half of the United States, increased fuel costs and continued pricing pressures in the cyclical component of the Company’s business resulting from the sluggish economy.

As a result of these expenses, the Company is reducing its 2003 earnings per share guidance as follows:

Original Earnings Guidance	$1.46	—	$1.48
Self-Insurance Accrual			$0.09
Earnings Guidance Reduction			$0.05
Revised Earnings Guidance	$1.32	—	$1.34

The Company has scheduled a conference call that will be broadcast live over the Internet on Tuesday, September 2, 2003 at 9:00 a.m. Eastern Time. The call can be accessed by logging onto www.republicservices.com at that time and clicking on “Investor Information.”

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.

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